Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation of our report dated February 28, 2002, included in Horizon Offshore, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001, into Horizon Offshore, Inc.'s previously filed Registration Statements on Form S-3 (Registration No.'s 333-47246 and 333-62356) and Form S-8 (Registration No. 333-62630).

Arthur Andersen LLP

Houston, Texas
March 25, 2002